Exhibit 10.3

VIA EMAIL

December 4, 2007

Mr. Richard Rosenthal
850 South Road
Belmont, CA 94002

Dear Rick:

I am pleased to offer you the position of Senior Vice President, Finance of Symyx Technologies, Inc. (“Symyx”).  You will receive a monthly salary of $21,700 (twenty-one thousand, seven hundred dollars), payable semi-monthly in accordance with our normal payroll procedures and subject to applicable withholdings.  In addition, based upon achievement of Company financial objectives and of individual goals we will define together, you will be eligible to receive an on-target annual bonus of 30% of your annual salary starting in fiscal 2008.  Your participation in this plan is subject to the bonus plan’s terms, which include a requirement that you be an employee in good standing at the time the bonus is paid.

In addition, subject to approval by Symyx’ Board of Directors or its appropriately appointed committee or designee, you will be granted an option to purchase 30,000 (thirty thousand) shares of Symyx Common Stock priced at the closing sale price of Symyx Common Stock on the Nasdaq National Market on the date of grant. These stock options will be governed by Symyx’ 2007 Stock Incentive Plan and the applicable stock option agreement, and will vest over 3 years as follows: 20% on the first anniversary of your date of hire, 40% on the second anniversary, and 40% on the third (subject to your continued employment through these dates).

As a Symyx employee, you are eligible to receive certain employee benefits. Please review the enclosed Benefits Summary which summarizes our current benefits offerings. Symyx reserves the right at all times to modify or terminate its compensation and benefits as it deems necessary.

You should be aware that your employment with Symyx is not for a specified period and is at will. Accordingly, you are free to resign at any time, for any or no reason.  Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice; provided, however, that you will be entitled to severance benefits under certain circumstances as described in Attachment A.

Symyx reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon clearance of such a background investigation and/or reference check, if any.

1.

Mr. Richard Rosenthal
December 4, 2007

For purposes of federal immigration law, you will be need to provide Symyx documentary evidence of your identity and eligibility for employment in the United States.  This documentation must be provided to us within three (3) business days of your date of hire.

You agree that, during the term of your employment with Symyx, you will not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Symyx.  As a Symyx employee, you will be expected to sign and comply with the enclosed At-Will, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during your employment at Symyx and non-disclosure of proprietary information.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct and confidentiality agreement.  This offer of employment expires at 5:00 p.m. on December 5, 2007 unless accepted prior to that date.

This letter, along with the agreement relating to proprietary rights between you and Symyx, sets forth the terms of your employment with Symyx and supersedes any prior representations and/or agreements, whether written or oral, including without limitation my letter to you on November 28, 2007.  This letter may not be modified or amended except by a written agreement, signed by an officer of Symyx and by you.

We look forward to working with you at Symyx.

Sincerely,

/s/ Rex Jackson
Rex S. Jackson
Executive Vice President and CFO

ACCEPTED AND AGREED TO this
5th	day of December, 2007.

By:	/s/ Richard Rosenthal
Richard Rosenthal

Start date: December 10, 2007

Enclosures

2.

ATTACHMENT A

SYMYX TECHNOLOGIES, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT TERMS

1.	Introduction.

The Change in Control and Severance Benefit terms below supplement the offer letter dated as of December 4, 2007 from Symyx Technologies, Inc. to Richard Rosenthal (“Participant”) to which these terms are attached.

2.	Definitions.

The following terms are defined as follows:

(a)             “Base Salary” means Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Participant’s Covered Termination date.

(b)             “Monthly Base Salary” means Participant’s Base Salary divided by twelve (12).

(c)             “Board” means the Board of Directors of Symyx Technologies, Inc.

(d)              “Change in Control” means the occurrence of any of the following:

(i)              the Company’s shareholders’ approve a plan of complete liquidation of the Company or of an agreement for the sale or disposition of all or substantially all of the Company's assets;

(ii)            the Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)           any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of thirty percent (30%) or more of the Company's then outstanding voting securities; or

(iv)           a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of Company directors.

(f)              “Change in Control Termination” means a Covered Termination occurring within the period commencing three (3) months prior to a Change in Control and ending twelve (12) months after the Change in Control.  For purposes of this definition only, a Change in Control Termination shall also include, solely in the context of a Change in Control and within the time periods described in the preceding sentence, a Participant’s resignation of employment within ninety (90) days after the Company significantly reduces the Participant’s duties, authority or responsibilities relative to the Participant’s duties, authority or responsibilities in effect immediately prior to such reduction, taken as a whole, without the Participant’s express written consent; provided, however, that (A) within thirty (30) days following the occurrence of the conduct, the Participant provides the Company’s Chief Executive Officer (or the Board in the case of a CEO Participant) written notice specifying (x) the particulars of the conduct and (y) that the Participant deems such conduct to be a reduction as described herein, and (B) the conduct described has not been cured within thirty (30) days following receipt by the Company’s Chief Executive Officer of such notice.

(g)             “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)             “Code” means the Internal Revenue Code of 1986, as amended.

(i)              “Company” means Symyx Technologies, Inc., any Subsidiary of the Company if any of the Subsidiary’s employees have been designated as Participants, or any successor entity thereto.

(j)              “Constructive Termination” means Participant’s resignation of employment within ninety (90) days after one of the following occurs without the Participant’s express written consent:

(i)            the Company reduces the Participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because the Company, taken as a whole, is in financial distress;

(ii)           the Company reduces or eliminates the Participant’s eligibility to participate in or the benefits associated with participating in the Company’s benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees of the Company; or

(iii)          the Company relocates the Participant’s primary business office more than fifty (50) miles from the location at which the Participant predominately performed duties prior to such relocation, except for required Participant travel on Company business to an extent substantially consistent with the Participant’s prior business travel obligations.

Notwithstanding the foregoing, a termination shall not constitute a Constructive Termination based on conduct described above unless (A) within thirty (30) days following the occurrence of the conduct, the Participant provides the Company’s Chief Executive Officer written notice specifying (x) the particulars of the conduct and (y) that the Participant deems such conduct to be described in (i), (ii) or (iii) of this Section 2(j), and (B) the conduct described has not been cured within thirty (30) days following receipt by the Company’s Chief Executive Officer of such notice.

(k)             “Coverage Period” means six (6) months.

(l)              “Covered Termination” means either (A) an Involuntary Termination Without Cause or (B) a Constructive Termination.  Termination of employment of a Participant due to death or disability shall constitute a Covered Termination unless the Company’s termination of Participant’s employment immediately prior to the Participant’s death or disability would not have qualified as an Involuntary Termination Without Cause.

(m)            “Entity” means a corporation, partnership, limited liability company or other entity.

(n)             “Involuntary Termination Without Cause” means a termination by the Company of a Participant’s employment relationship for any reason other than the Participant:

(i)             willfully refuses to perform in any material respect the Participant’s duties or responsibilities for the Company or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board;

(ii)           engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of Company assets (other than non-material assets); or

(iii)          engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

No Participant act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interest of the Company.  For the avoidance of doubt, a transfer of employment of a Participant from the Company or one of its Subsidiaries to the Company, one of its Subsidiaries or an Entity that acquires control of the Company shall not be deemed an Involuntary Termination Without Cause; however, depending on the facts and circumstances, such a transfer of employment may, in conjunction with a resignation by the Participant, result in a Constructive Termination.

(o)              “Equity Interest” means an option to purchase any equity security of the Company, restricted stock awards, restricted stock units, or other economically similar equity awards with respect to the equity of the Company.

(p)              “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, is the beneficial owner of such securities.   For example, a holder of stock of a corporation (the “direct corporation”) is deemed to Own such stock and to Own a pro rata portion (based on relative holdings of the stock of the direct corporation) of any stock of any other corporation Owned by the direct corporation.

(q)              “Subsidiary” means (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership or limited liability company in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.	Eligibility For Benefits.

(a)             General Rules. Participant will not receive benefits hereunder his employment terminates or is terminated for any reason other than a Covered Termination.  Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to Participant.

(b)              Termination or Return of Benefits.  If a Covered Termination occurs following a Change in Control, Participant’s right to receive benefits shall terminate immediately (and any benefits received pursuant to this Plan shall be immediately returned to the Company) if, at any time prior to or during the period ending on the earlier of the date on which the Participant ceases to be receiving benefits hereunder or the date that is eighteen (18) months following such Change in Control, the Participant, without the prior written approval of the Plan Administrator:

(i)             willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company;

(ii)            encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii)           induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

4.	Amount of Benefits.

If Participant incurs a Covered Termination, Participant shall receive the benefits in this Section 4, subject, however, to the payment provisions in Section 6 and the other limitations and exclusions set forth herein.

(a)              Cash Severance Benefits.  The Company shall make monthly cash severance payments to Participant in an amount equal to Participant’s Monthly Base Salary.  Such payments shall continue for the Coverage Period.

(b)              Health Continuation Coverage.

(i)             Provided Participant is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA under a Company-sponsored health, dental, or vision plan, the Company shall continue to pay the amount of the COBRA premiums (inclusive of premiums for the Participant’s dependents) for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination necessary to maintain such health, dental, or vision plan coverage for a period equal to the Participant’s Coverage Period; provided, however, that such payments by the Company shall cease as of the date upon which the Participant and the Participant’s dependents, if any, are covered by similar plans of a new employer.  Except as provided in this paragraph, at all times the Participant shall be solely responsible for all health costs of the Participant and any dependents of the Participant including any coverage pursuant to COBRA.

(ii)            For purposes of this Section 4(b), (A) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Participant.

(c)               Vesting Acceleration.  If the Covered Termination is a Change in Control Termination, then effective upon the Change in Control Termination,

(i)             the vesting, exercisability and repurchase provisions for Time-vesting Equity Interests (as defined below) shall first be converted to daily accrual.  For example, if an option vests (i.e., becomes exercisable) in installments at the rate of 25% per year from the date of grant, the vesting schedule for such Option shall automatically change to 25%/365 per day from the date of grant.

(ii)            the vesting and exercisability of any outstanding Time-vesting Equity Interests that Participant holds on such date and are not exercisable and vested in full after the application of Section 4(c)(i) shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such Equity Interests would have become, after the application of Section 4(c)(i), vested and exercisable over the twenty-four (24) month period following the Participant’s Change in Control Termination.  “Time-vesting Equity Interests” include only those interests that vest based solely on the passage of time and Participant’s continuation of services for the Company and do not otherwise require the achievement of certain goals or milestones as a condition of vesting.  If an Equity Interest includes both time-vesting and other vesting criteria, the provisions of this Section 4(c) shall apply to the time-vesting component only.

(iii)           any reacquisition or repurchase rights held by the Company after the application of Section 4(c)(i) to reacquire from the Participant any equity security of the Company Participant holds shall lapse (i.e., the equity security shall vest in the Participant pursuant to time-vesting) to the extent such equity security was scheduled to vest, after the application of Section 4(c)(i), pursuant to time-vesting (i.e., such reacquisition or repurchase rights were scheduled to lapse) in the twelve (12) month period following the Participant’s Change in Control Termination.

(iv)            Notwithstanding the provisions of this Section 4(c), if the provisions of this Section 4(c) regarding acceleration of vesting would adversely affect a Participant’s Equity Interests (including, without limitation, its status as an incentive stock option under Section 422 of the Code or result in an Equity Interest that would not otherwise be deemed to be a nonqualified deferred compensation plan or arrangement for the purposes of Section 409A of the Code to be deemed to be such a nonqualified deferred compensation plan or arrangement) that is outstanding on the date the Participant commences participation in the Plan, such acceleration of vesting shall be deemed null and void as to such Equity Interest unless the affected Participant consents in writing to such acceleration of vesting as to such Equity Interest within thirty (30) days after becoming a Participant under the Plan.

(d)              Other Employee Benefits.  All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

5.	Limitations on Benefits.

(a)              Release.  In order to be eligible to receive benefits hereunder, Participant must execute a general waiver and release in a form reasonably acceptable to the Company, and such release must become effective in accordance with its terms.

(b)              Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce Participant’s severance benefits hereunder, in whole or in part, by the amount of any other severance benefits, pay in lieu of notice, or other similar benefits payable to Participant by the Company that become payable in connection with Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.  The benefits provided hereunder are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Participant’s termination of employment.

(c)              Parachute Payments.  Except as otherwise provided in an agreement between Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Participant. If acceleration of vesting of compensation from Participant’s equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting unless Participant elects in writing a different order for cancellation prior to any Change in Control.

(d)              Mitigation.  Except as otherwise specifically provided herein, Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by Participant as a result of employment by another employer or any retirement benefits received by Participant after the date of Participant’s Covered Termination, except for health continuation coverage provided pursuant to Section 4(b).

(e)              Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, Participant is not eligible to receive benefits under this Plan more than one time.  The payments pursuant to these terms are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which Participant may be entitled for the period ending with the Participant’s Covered Termination.

6.	Time of Payment and Form Of Benefits.

(a)              General Rules.  Except as otherwise provided herein, benefits in Section 4 shall be paid in accordance with and subject to the Company’s normal payroll practices.  In no event shall payment of any benefit be made prior to the Participant’s termination date or prior to the effective date of the release described in Section 5(a).  For the avoidance of doubt, in the event of an acceleration of the exercisability of an option or other Equity Interest pursuant to Section 4(c), such acceleration shall not be effective until the effective date of the release described in Section 5(a).  Notwithstanding the provisions of Section 4 and this Section 6(a) regarding the timing of the payment of benefits, if the Company or any Entity that acquires control of the Company pursuant to a Change in Control is in breach of its obligations to Participant or otherwise refuses to comply with its obligations hereunder with respect to Participant, all benefits due Participant shall be immediately due and payable on the later of (i) the date of such breach or refusal or (ii) the date of Participant’s Covered Termination.

(b)              Application of Section 409A.  If the Company determines that (i) any cash severance benefit provided under Section 4(a), or (ii) any health continuation coverage provided under Section 4(b) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments and benefits.  The payment schedule as revised after the application of such preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or a Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Plan Administrator may attach conditions to or adjust the amounts paid pursuant to this Section 6(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(b); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

(c)              Withholding.  All payments under the Plan will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

(d)              Indebtedness of Participants.  If Participant is indebted to the Company on the effective date of his Covered Termination, the Company reserves the right to offset any severance payments hereunder by the amount of such indebtedness.

7.	Re-employment.

If the Company re-employs Participant during the Coverage Period, the Company may in its sole and absolute discretion require Participant to repay to the Company and/or waive all or a portion of the benefits paid or otherwise payable hereunder as a condition of re-employment.  Participant’s refusal to accept re-employment on such terms and conditions shall not affect Participant’s entitlement to benefits paid or payable as a result of Participant’s earlier termination or resignation.

8.	Right To Interpret.

The Company shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of these terms, and to construe and interpret them and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of these terms, including, but not limited to, whether benefits are in fact due and the amount of benefits to be paid.  The rules, interpretations, computations and other actions of the Company shall be binding and conclusive on all persons.

9.	No Implied Employment Contract.

The Plan shall not be deemed (i) to give Participant any right to be retained in the Company’s employ, or (ii) to interfere with the Company’s right to discharge Participant at any time, with or without cause.

10.	Legal Construction.

These terms are governed by and shall be construed in accordance with the laws of the State of California.

11.	General Provisions.

(a)              Notices.  Any notice, demand or request required or permitted to be given by either the Company or Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 2(t) and, in the case of Participant, at the address as set forth in the Company’s employment file maintained for Participant as previously furnished by Participant or such other address as a party may request by notifying the other in writing.

(b)              Transfer and Assignment.  The rights and obligations of Participant hereunder may not be transferred or assigned without the prior written consent of the Company.  These terms shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)              Waiver.  Any Party’s failure to enforce any provision or provisions hereof shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision hereof.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d)              Severability.  Should any provision of these terms be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)              Section Headings.  Section headings herein are included for convenience of reference only and shall not be considered part of these terms for any other purpose.